Exhibit G
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the date set forth on the signature page hereto by and between Trinsic, Inc., a Delaware corporation (the “Company”), and John K. Lines (“Executive”).
     WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the services of Executive and to set forth the respective rights and duties of the parties hereto;
     WHEREAS, the Company is principally in the business of providing local, long-distance and enhanced telecommunications services (such activities, present and future, being hereinafter referred to as the “Business”); and
     WHEREAS, the Company has developed and expects to develop trade secrets, methods of doing business, business plans, computer software and other items worthy of protection;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Executive agree as follows:
ARTICLE I
Employment
     1.1 Employment and Title. The Company hereby employs Executive, and Executive hereby accepts such employment, as General Counsel of the Company, all upon the terms and conditions set forth herein.
     1.2 Services. During the Term (as hereinafter defined) hereof, Executive agrees to perform diligently and in good faith the duties of General Counsel of the Company, under the direction of the Board of Directors of the Company (the “Board of Directors”) and the Company’s Chief Executive Officer. Executive agrees to devote his best efforts and a majority of his business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company. Executive shall be vested with such authority as is generally commensurate with the position of General Counsel of the Company, as further outlined below. Executive will report solely to the Board of Directors and the Company’s Chief Executive Officer.
     1.3 Location. The principal place of employment and the location of Executive’s principal office shall be in Tampa, Florida, Atlanta, Georgia and Atmore, Alabama; provided, however, Executive shall, if he or Company determines it to be reasonably necessary, engage in travel in the performance of his duties under this Agreement.

     1.4 Representations. Both parties represent and warrant to the other that they have full power and authority to enter into and perform this Agreement and that their execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which they are a party or under which they are bound. Both parties represent that no consent or approval of any third party is required for their execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for their execution, delivery and performance of this Agreement have been obtained. Executive further represents that his employment hereunder will not involve the use of information or materials that belong to a former employer or another person or entity and for which Executive has a duty of confidentiality.
ARTICLE II
Term
     2.1 The initial term of Executive’s employment hereunder shall commence as of the date hereof (the “Commencement Date”) and shall continue for a period of three years, unless earlier terminated pursuant to the provisions of this Agreement. The initial term and every renewal term thereafter shall automatically renew for an additional one-year term unless either party delivers written notice of non-renewal to the other party at least ninety (90) days before the expiration of the initial term or renewal term as the case may be. The initial term and any renewal term are hereinafter collectively referred to as the “Term.” The date upon which the Term (including any renewal term if applicable) is to expire is referred to as the “Scheduled Termination Date.”
ARTICLE III
Compensation
     3.1 Base Salary. As compensation for the services to be rendered by Executive, the Company shall pay Executive, during the Term of this Agreement, an annual base salary of not less than Two Hundred Thousand dollars ($200,000), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in accordance with the Company’s standard payroll practices. The base salary will be reviewed annually, or, more frequently, as appropriate, by the Board of Directors for upward, but not downward, adjustment in its sole discretion.
     3.2 Bonus Compensation. Executive will be entitled to participate in the Company’s bonus plan as determined from time to time by the Compensation Committee of the Board of Directors.
     3.3 Benefits. Executive shall be entitled, during the Term hereof, to the same medical, hospital, dental, disability and life insurance coverage and benefits as are then available to the Company’s most senior executive officers. Executive also shall be entitled, during the Term hereof, to the Company’s normal vacation allowance and other paid time off for all Executives who are executive officers of the Company, but not less than three weeks annually.

     The Company shall not be obligated to adopt or continue any particular benefit plan or program during the Term and Executive’s (and Executive’s dependents) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.
     3.4 Withholding. Any and all amounts payable under this Agreement, including amounts payable under this Article III and Article VII, are subject to withholding for such federal, state and local taxes required pursuant to any applicable law, rule or regulation.
ARTICLE IV
Working Facilities; Expenses and Insurance
     4.1 Working Facilities and Expenses. Executive shall be furnished with an office at the Executive’s principal office as set forth in Section 1.3 hereof, or at such other location as agreed to by Executive and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Executive for all of Executive’s reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, including all costs of non-local commuting, subject to Executive’s full and appropriate documentation, including receipts for all such expenses in the manner required pursuant to Company’s policies and procedures and the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations in effect from time to time.
     4.2 Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other Insurance covering Executive or Executive and others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance. Any information provided by Executive to such insurance company (the results of examinations being deemed part of such information) will be provided on a confidential basis, and the Company shall have no access thereto.
ARTICLE V
Illness or Incapacity or Death
     5.1 Right to Terminate. Except as provided by this Article and notwithstanding anything else to the contrary contained in this Agreement, the Company shall have no right to terminate Executive’s employment hereunder during any period that Executive suffers illness or incapacity. The Company shall have the right to terminate Executive’s employment hereunder by delivery of thirty (30) days written notice of termination if Executive is unable to perform, with reasonable accommodation, in all material respects the essential duties of his employment hereunder for a period of 90 consecutive days or for 120 cumulative days during any 180-day period by reason of illness or incapacity. A termination of employment under this Article will be deemed a termination “without Good Cause” as described in Section 7.3 hereof.
     5.2 Right to Replace. If Executive’s illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to temporarily perform Executive’s duties; provided, however, that if Executive returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity, he shall be entitled to be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.
     5.3 Rights Prior to Termination. Executive shall be entitled to his full base salary under Section 3.1 hereof and full benefits under Section 3.4 hereof during such illness or incapacity unless and until an election is made by the Company to terminate Executive’s employment in accordance with the provisions of this Article V. However, if Executive becomes eligible for payment of compensation under a Company long-term disability plan, to the extent that Executive’s full base salary under 3.1 exceeds the amount of long-term disability compensation, Company shall continue to pay Executive any difference up to the amount of base salary, unless and until Company elects to terminate Executive’s employment under Article V.
     5.4 Determination of Illness or Incapacity. For purposes of this Article V, the term “illness or incapacity” shall mean Executive’s inability to perform his duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Board of Directors, in its reasonable discretion based upon competent medical evidence. Upon the Company’s written request, Executive shall submit to reasonable medical and other examinations to provide the evidence required hereunder.
     5.5 Death of Executive. The Executive’s employment shall terminate automatically upon Executive’s death during the Term of this Agreement, and such termination shall be considered a termination without Good Cause.
ARTICLE VI
Trade Secrets and Confidential Information
     6.1 Confidentiality. Executive will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business and who have agreed in writing with the Company to maintain the confidentiality of such Confidential Information. Executive will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying his obligations under this Agreement. Executive will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional, Notwithstanding the foregoing, Executive may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that Executive notifies the Company of such requirement immediately and in writing, and cooperates reasonably with the Company in obtaining a protective or similar order with respect thereto.
     6.2 Confidential Information. For the purposes of this Agreement, the phrase “Confidential Information” means information or materials that, in the Company’s view, provide advantage to the Company over others not having such information or materials and includes by way of example: (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for provisioning (whether in connection with interexchange carriers or incumbent local exchange carriers), customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which the Company has an obligation of confidentiality so long as such obligation is known to Executive; and (iv) information of a nature that a reasonable person would conclude that it is confidential or proprietary,
     6.3 Notification of Third Party Disclosure Requests. If Executive receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if Executive becomes aware of any attempt by a third party to improperly gain Confidential Information, Executive shall immediately notify the Company’s General Counsel or the Board of Directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.
     6.4 Non-Removal of Records. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of the Company which Executive shall prepare or use, or come into contact with, shall be and remain the exclusive property of the Company, in its discretion, and shall not be physically, electronically, telephonically or otherwise removed from the Company’s premises without the Company’s prior written consent.
     6.5 Return or Destruction of Confidential Information. Confidential Information gained, received or developed by Executive or in which Executive participated in developing will remain the exclusive property of the Company, in its sole discretion. Executive will promptly return to the Company all records, books, documents or any, other materials whatsoever (including all copies thereof) containing such

Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from the Company for return of all Confidential Information or (ii) the termination of Executive’s employment hereunder.
     6.6 Trade Secrets and Confidential Information of Others. In the course of his employment hereunder, Executive will not use any information or materials that belong to any former employer or any other person or entity and for which he has a duty of confidentiality or use or allow the use of any illegally obtained confidential or secret information or materials.
ARTICLE VII
Termination
     7.1 Termination by the Company. The Company may terminate the Executive’s employment hereunder without Good Cause, as defined below, anytime not fewer than 30 days nor more than 45 days after delivering written notice of termination to the Executive. The Company may terminate the Executive’s employment hereunder for Good Cause anytime by delivery of written notice of termination. A termination for Good Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered to Executive. Good Cause will be limited to the following circumstances:
(a)	Executive has committed any fraud, dishonesty, misappropriation or similar act against the Company or an Affiliate of the Company; or

(b)	Executive is in default in a material respect in the performance of Executive’s obligations, services or duties hereunder, including Executive’s willfully disregarding the written or oral instructions of the Company’s Chief Executive Officer or Board of Directors concerning the conduct of his duties hereunder, Executive’s conduct which is materially inconsistent with the published policies of the Company, as promulgated from time to time and which are generally applicable to all employees or senior executives, or Executive’s continuing breach of any other material provision of this Agreement; or

(c)	Executive is grossly negligent or engages in willful misconduct in the performance of his duties hereunder; or

(d)	Executive has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or is found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse affect on the Company, its prospects, earnings or financial condition.

     7.2 Effect of Termination for Good Cause. If Executive’s employment is terminated by the Company for Good Cause:
(a)	Executive shall be entitled to accrued base salary under Section 3.1 and accrued but unpaid bonuses and accrued vacation pay and other paid time off, each through the date of termination;

(b)	Executive shall be entitled to reimbursement for reasonable expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof; and

(c)	Except as provided in Article XI, this Agreement shall thereupon be of no further force and effect.
     7.3 Effect of Termination without Good Cause. If the Company terminates Executive’s employment without Good Cause:
(a)	Executive shall be entitled to accrued base salary under Section 3.1 and accrued vacation pay and other time off, each through the date of termination;

(b)	Executive shall be entitled to reimbursement for reasonable expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof;

(c)	Executive shall be entitled to receive all amounts of base salary as would have been payable under Section 3.1 for a period of twelve (12) months (the “Severance Period”), which amounts shall be paid as and when such base salary would have been paid under this Agreement if employment had not been terminated;

(d)	Executive shall be entitled to receive at the Company’s expense, all benefits as would have been provided under Section 3.3 hereof through the Severance Period, which benefits shall be provided as and when the same would have been provided under the Agreement had employment not been terminated;

(e)	Notwithstanding any provision to the contrary and without limitation of any remedies to which the Company may be entitled: (1) the Company shall not be required to make any severance payments unless and until the Executive signs and delivers to the Company a general release waiving any and all claims that he may have against the Company and the period (if any) during which such release can be revoked expires; (2) Executive shall not be entitled to any severance payments if, at the time Executive’s employment is terminated, grounds exist for the termination of Executive’s employment for Good Cause; (3) Executive shall not be entitled to any severance payments with respect to any portion of the Severance Period during which Executive is in violation of any of Executive’s obligations under Articles VI and VIII.
(f)	If the termination is within 6 months preceding or two years following a Change of Control (as defined herein), the Executive shall be entitled to receive a one-time, lump sum severance payment (due upon termination) equal to two and nine-tenths (2.9) times the total amount of the annual base salary payable under the terms of Section 3.1 of this Agreement plus any incentive or bonus paid in the prior year pursuant to Section 3.2 of this Agreement, which shall be paid promptly but no later than 30 days after termination; and

(g)	Except as provided in this Article and Article XI, this Agreement shall thereupon be of no further force or effect.
     7.4 Deemed Termination without Good Cause. If, within 6 months before or after a Change of Control any of the following events occur, the Executive, at his sole option, may declare by thirty days (30) written notice to the Company that his employment hereunder has been terminated by the Company, and such termination will for all purposes of this Agreement be deemed a termination by the Company without Good Cause:
(a)	The Company removes the Executive from the office of General Counsel;

(b)	The Company materially changes the Executive’s reporting requirements;

(c)	The Company fails to afford Executive the power and authority generally commensurate with the position of General Counsel; or

(d)	The Company requires Executive to relocate his residence as of the date of this Agreement.
     In addition, either before or after a Change of Control, if the Company breaches any material provision of this Agreement and does not cure its breach within 14 days of Executive’s 30-day written notice of breach, then such breach will be deemed a termination without Good Cause.
     7.5 Termination by Executive. Executive may terminate his employment hereunder by giving not less than forty-five (45) days written notice to the Company.
     7.6 Effect of Termination by Executive. If Executive terminates his employment pursuant to Section 7.5 hereof:
(a)	Executive shall be entitled to accrued base salary under Section 3.1 and accrued vacation pay and other paid time off, each through the date of termination;

(b)	Executive shall be entitled to reimbursement for reasonable expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof; and

(c)	Except as provided in Article XI, this Agreement shall thereupon be of no further force and effect.
     7.7 Change of Control. For purposes of Section 7.3 of this Agreement, a “Change of Control” shall be deemed to have occurred in the event of
(a)	The acquisition by any person or entity, or group thereof acting in concert, of “beneficial” ownership (as such term is defined in Securities and Exchange Commission (“SEC”) Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding any acquisition by a person, entity, or group that beneficially owns five percent (5%) or more of such securities as of the date of this Agreement, of securities of the Company or its subsidiaries which, together with securities previously owned, confer upon such person, entity or group the voting power, on any matters brought to a vote of shareholders, of fifty percent (50%) or more of the then outstanding shares of capital stock of the Company or its subsidiaries; or

(b)	The sale, assignment or transfer of substantially all of the assets of the Company or its subsidiaries in a transaction or series of transactions; or

(c)	The merger, consolidation, share exchange or reorganization of the Company or its subsidiaries as a result of which the holders of all of the shares of capital stock of the Company (or of its subsidiaries, as the case may be) as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or

(d)	The adoption of a plan of liquidation or the approval of the dissolution of the Company or of its subsidiaries; or

(e)	A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement.
7.8 Certain Additional Payments by the Company.
(a)	If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or interest or penalties with respect to such excise tax (the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment) within 30 days after such determination in an amount such that the net amount retained by Executive, after the calculation and deduction of the anticipated Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 7.8, shall be equal to the Payments. In determining this amount, Executive’s tax rate shall be deemed to be the highest statutory state and federal rates (on a combined basis) (including FICA and Medicare taxes) then in effect. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.
(b)	All determinations required to be made under this Section 7.8, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 7.8(a) above, shall be made by the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after any determination by Executive or the Company that an Excise Tax Gross-Up Payment may be necessary. The determination of tax liability made by the Accounting Firm shall be subject to review by the Executive’s tax advisor and, if Executive’s tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive’s tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 7.8, with respect to a Payment shall be paid by the Company to Executive at such time as Executive is entitled to receive the Payment. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

(c)	As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 7.8(a) above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
ARTICLE VIII
Non-Competition and Non-Interference
     8.1 Noncompetition. Executive agrees that during the course of his employment with the Company and in the event of a termination of employment, for a period of the lesser of (x) six (6) months after termination of such employment; and (y) the number of months after termination of such employment during which Executive receives payments of base salary pursuant to Section 7.3(c), Executive will not, directly or indirectly, as an employee, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which Executive has been involved with the provision of services (or offers or plans to provide services) to customers of the Company within the twelve (12) months preceding the date of the termination of Executive’s employment with the Company, enter into, engage in, be employed by (except as counsel or independent accountant) or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with the Company by providing services of the same nature or type as those provided by the Company within the twelve (12) month period preceding the termination of the Executive’s employment with the Company, including (a) participating as an officer, director, stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this section shall not apply to the ownership by Executive of less than five percent (5%) of any publicly traded corporation or other business entity solely as an investor and under circumstances in which Executive neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. Executive further agrees that upon a violation of this section of this Agreement, the period during which Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.
     8.2 Non-Solicitation. Executive agrees, during the course of his employment with the Company and for a period of twenty-four (24) months after termination of that employment, whether voluntarily or involuntarily, with or without Good Cause, that Executive will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current customer of the Company within the twelve (12) months preceding the termination of the Executive’s employment with the Company and with which Executive had a substantial relationship within such preceding twelve (12) month period, regardless of such person’s or entity’s location, to terminate any existing or prospective business relationship with the Company or commence a similar business relationship with any other individual or business entity; or (b) solicit any of the employees, agents, independent contractors or consultants of the Company who are acting in such capacity or have acted in such capacity at any time within the 12-month period immediately preceding such proposed solicitation, regardless of such person’s or entity’s location, to terminate any business relationship with the Company. Executive further agrees that upon a violation of this section of this Agreement, the period during which Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.
     8.3 Severability. Every provision of this Article is intended to be severable. If any provision or portion of a provision is held to be unenforceable or invalid by an arbitrator, court or other tribunal, then the remainder of this Article will not be affected. Moreover, any provision of this Article which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy. An unenforceably long period of time or unenforceably illegally large geographic area, for example, should be reduced to a shorter period of time or smaller geographic area as is the maximum allowed under applicable law.
     8.4 Acknowledgements. Executive acknowledges that he has incurred the obligations set forth in this Article solely in consideration of the Company’s execution of this Agreement and those obligations (as well as this provision) will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement. Executive further acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Confidential Information to which he has been and will be exposed, the business relationships with the Company’s customers and others he has developed or will develop and the specialized training he has received or will receive during his employment by the Company.
     8.5 Counterclaims. The existence of any claim or cause of action Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Article.
ARTICLE IX
Remedies
     9.1 Equitable Remedies. Executive and the Company agree that the services to be rendered by Executive pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Executive to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the lass of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Articles VI, VIII and XII of this Agreement, both pendente lite and permanently, against Executive, as such breach would cause irreparable injury to the Company and a remedy at law would be inadequate and insufficient. Therefore, the Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.
     9.2 Rights and Remedies Preserved. Nothing in this Agreement except Section 10.11 shall limit any right or remedy the Company or Executive may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.
ARTICLE X
Miscellaneous
     10.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.
     10.2 Notices. Any notice to be given to the Company and Executive under the terms of this Agreement may be delivered in person, by courier or Federal Express, United Parcel Service, Airborne Express U.S express mail or other similar nationally recognized overnight delivery service that that obtains a confirmation of delivery, or by registered or certified mail, postage prepaid, return receipt requested, and shall be addressed as follows:

If to the Company:	Trinsic, Inc.
601 South Harbour Island Boulevard, Suite 220
Tampa, FL 33502
Attention: General Counsel

If to Executive:

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when delivered by courier or overnight delivery service or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested as provided herein.

     10.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.
     10.4 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Executive shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.
     10.5 Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements (including any existing employment agreements) and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification (except as otherwise provided herein with respect to the modification of provisions that are unreasonable, arbitrary or against public policy), termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding that involves the interpretation of any provisions of this Agreement.
     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to conflict of law principles.
     10.7 Construction. This Agreement was negotiated at arms’-length and will not be construed more strongly against any party regardless of which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement,
     10.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.
     10.9 Affiliate. The term “Affiliate” with respect to a party to this Agreement means (i) any person or entity directly or indirectly controlling the party; (ii) any person or entity controlled by or under common control with the party; (iii) any person or entity owning or controlling 10% or more of the outstanding voting securities or interests of the party; (iv) any officer, director, partner or employee of a person or entity described in (i), (ii) or (ill) above; and (v) any entity for which a person or entity described in (i), (ii) or (iii) above is an officer, director, partner, or employee,
     10.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.
     10.11 Confidential Arbitration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, Executive’s employment or termination of Executive’s employment shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association, Such confidential arbitration shall be held in Tampa, Florida, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorney’s fees and costs to such party as he or she sees fit in rendering his or her decision. Notwithstanding the foregoing, if any dispute arises hereunder as to which the Company desires to exercise any rights or remedies under Section 9.1 hereof, the Company may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Tampa, Florida, which court may grant any and all relief available in equity or at law. In any such action, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as may be awarded by the court. This Section 10.11 shall have no force and effect following a Change of Control.
     10.12 Pirated Software. During the course of Executive’s employment by the Company, Executive will not utilize or allow the utilization of computer software owned by another without permission of the owner.
ARTICLE XI
Survival
     The provisions of Articles VI, VII, VIII, IX and X of this Agreement and this Article shall survive the termination, rescission or expiration of this Agreement whether upon, or prior to, the Scheduled Termination Date hereof. The representations and warranties of the parties hereto shall survive the execution of this Agreement and continue without limitation.
ARTICLE XII
Intellectual Property
     12.1 Company Innovations. Except as permitted in Section 12.2 or as otherwise required under applicable law, all Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, works of authorship, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by Executive while employed by the Company, whether alone or with others, whether during or after regular work hours, are and will be the Company’s property exclusively, in its sole discretion, Executive hereby assigns to the Company all copyrights, trademarks and other rights of authorship or ownership he may have with respect to such items. Moreover, at any time, without additional consideration, Executive will execute and deliver any documents or instruments that the Company may request in order to effectively convey and transfer good title and right to, and put the Company in possession of, or otherwise protect its interest in, such items.
     12.2 Executive’s Own Innovations. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company. Executive shall bear the burden of proving that Executive’s invention qualifies under this Section 12.2.
     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth.

TRINSIC, INC.,
a Delaware corporation

By:
Horace J. “Trey” Davis
Chief Executive Officer

DATE:

[Executive]